EXHIBIT 99.4

[LOGO - ROHN INDUSTRIES, INC.]


WORLD HEADQUARTERS
6718 W. Plank Rd.
Peoria, IL 61604 USA
Ph: 309-697-4400
FAX: 309-697-5612

                           FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:
Al Dix
Chief Financial Officer
(309) 633-6809
al_dix@rohnnet.com
------------------


                ROHN REPORTS THIRD QUARTER FINANCIAL RESULTS


     PEORIA, IL, NOVEMBER 11, 2002 - ROHN Industries (NASDAQ: ROHN), a provider of infrastructure equipment for the telecommunications industry, today announced financial results for the third quarter ended September 30, 2002.

     Net sales for the third quarter were $25.8 million, a 52% decrease compared to $53.4 million for the same quarter a year ago. The Company's net earnings for the third quarter of 2002 were a loss of $4.0 million, or $(0.10) per basic and diluted share, compared to net income of $1.1 million, or $0.03 basic and diluted share for the third quarter of 2001.

     The Company's gross margin continued to erode in the third quarter as a result of price discounts issued in response to pricing pressures in the marketplace, increases in the cost of raw materials, unabsorbed overhead in the plants caused by the continued reductions in sales volumes and additional charges for the internal flange pole testing and repair process.

     In addition, the Company is experiencing significant liquidity and cash flow issues which have made it difficult for the Company to meet its obligations to its trade creditors in a timely fashion. The Company expects to continue to experience difficulty in meeting its future financial obligations.

     For the first nine months net sales were $87.0 million compared to $197.2 million for the same period in 2001, a 56% decrease. Net Income for the period is a loss of $8.8 million, or $(0.21) per basic and diluted share, a decrease of $18.0 million from the net income of $9.2 million, or $0.20 per basic and diluted share. The loss for 2002 includes $2.3 and $.5 million in nonrecurring charges, net of tax benefit, or $.07 per basic and diluted share, related to the internal flange pole testing and repair project and the restructuring of the Company's Mexico operations, respectively. The loss also includes $1.0 million, net of tax benefit, or $0.02 per basic and diluted share, for incremental accrued bad debt expense. The incremental reserve was for specific accounts, both domestic and international, that the Company determined during the third quarter were less likely to be collected. The Company is pursuing legal action against the accounts but believes that the net value to be realized from the accounts, even if collected, is less than it was at the end of the second quarter. Net Income in 2001 included an extraordinary charge of $1.3 million net of tax benefit, or $0.03 per basic and diluted share, for the early extinguishment of debt.

     The Company maintains a defined benefit pension plan for its non-bargaining unit employees at its Peoria and Frankfort facilities. On November 1, 2002, the Company received a report from the plan actuaries for the pension plan for the plan year ended September 30, 2002. This report stated that due to the continued poor performance of the equity markets and reductions in the discount rate used in determining the actuarial present value of accumulated benefit obligations, the Company will be required to record an additional liability of approximately $2.2 million at December 31, 2002. This will result in a non cash charge to accumulated other comprehensive loss (a component of stockholders' equity) of approximately $1.4 million after-tax, or approximately $.03 per basic and diluted share. Additionally, the Company will be required to make pension plan installment contributions totaling $0.5 million to the pension plan for the year ending September 30, 2003. Approximately $350,000 of this amount will be contributed in four equal installments in 2003 with the balance due in June, 2004.

     As previously disclosed, on July 1, 2002 the Company announced that it had engaged Peter J. Solomon Limited to assist the Company in exploring strategic alternatives for the Company, including a possible sale, merger, other business combination or restructuring involving the Company. This process continues and, as the Company has stated previously, information on the process will be provided as events warrant. The strategic alternatives being considered by the Company may result in the termination of the pension plan for its non-bargaining unit Employees. The Company's pension plan actuaries have determined that if this plan is terminated the Company would be required to make an additional cash contribution to the plan totaling approximately $4.5 million at the time of the termination of the plan based upon the fair market value of the plan assets and interest rates in effect on September 30, 2002.

     The Company has entered into an agreement to sell the real estate, improvements and equipment located at its facility in Casa Grande, Arizona where it had previously manufactured equipment enclosures. The Company anticipates that the closing on this sale will take place prior to December 31, 2002. The sale transaction is, however, subject to normal inspection and other conditions to closing. This sale will result in an estimated pretax loss of approximately $4.2 Million, or $.10 per basic and diluted share.

     On November 7, 2002 the Company entered into an amendment to its credit and forbearance agreements with its bank lenders. The amendment to the credit agreement, among other things, further limits the Company's borrowing capacity by modifying the definition of the borrowing base to decrease the amount of inventory included in the borrowing base. Additionally, the amendment modifies the definition of the borrowing base to provide additional borrowing capacity of varying amounts during this period. The amendments also provide for a series of reductions in the Company's revolving credit facility that reduce the availability under that facility from $23 million currently to $16 million on and after December 31, 2002. In addition, the amendment also provides for additional term loan payments through January 1, 2003. Furthermore, the amendment provides for additional bank fees, some of which will be waived if the Company achieves a significant reduction in the aggregate loan balance at December 31, 2002. Finally, the current amendment also includes covenants measuring revenues, cash collections and cash disbursements. Under the amendment to the forbearance agreement, the bank lenders have agreed to extend until January 31, 2003 the period during which they will forbear from enforcing any remedies under the credit agreement arising from ROHN's breach of financial covenants contained in the credit agreement except for the covenants added to the credit agreement as a result of this new amendment. If these financial covenants and related provisions of the credit agreement are not amended by January 31, 2003, and the bank lenders do not waive any defaults by that date, the bank lenders will be able to exercise any and all remedies they may have in the event of a default.

     The Company continues to experience difficulty in obtaining bonds required to secure a portion of anticipated new contracts. These difficulties are attributable to the Company's continued financial problems and an overall tightening of requirements in the bonding marketplace. The Company intends to continue to work with its current bonding company to resolve its concerns and to explore other opportunities for bonding.

     On September 30, 2002 the Company announced that Brian B. Pemberton, President and CEO, had advised the Board of Directors of his intention to retire as an officer and director of the Company on November 11, 2002, the expiration date of his current employment agreement with the Company. The Board appointed Horace Ward, currently Senior Vice President and Chief Operating Officer of the Company, to succeed Mr. Pemberton as President and Chief Executive Officer effective November 12, 2002. Mr. Ward will also fill the vacancy on the Company's Board of Directors created by the retirement of Mr. Pemberton.

     On October 8, 2002 the Company announced that its common stock would cease trading on the Nasdaq National Market and would commence trading on the Nasdaq SmallCap Market on October 14, 2002. As planned, on Monday October 14 the Company's common stock began trading on the Nasdaq SmallCap Market. In addition, the Company announced that it would no longer hold conference calls with investors and others in connection with the release of its quarterly annual financial results.

     On October 16, 2002 the Company announced that it will close its manufacturing facility in Bessemer, Alabama and exit the equipment enclosure business. The Company estimates this action will result in a pre-tax charge of $10 to $12 million. The Company anticipates that the plant closure will be completed by December 31, 2002.

     ROHN Industries, Inc. is a manufacturer and installer of telecommunications infrastructure equipment for the wireless industry. Its products are used in cellular, PCS, radio and television broadcast markets. The company's products and services include towers, design and construction, poles and antennae mounts. ROHN has ongoing manufacturing locations in Peoria, Illinois and Frankfort, Indiana along with a sales office in Mexico City, Mexico.


============================================================================


Statements in this press release include "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; liquidity problems that confront or may confront us; our failure to enter into an amendment to our Credit Agreement to waive or cure existing defaults thereunder; our inability to obtain bonding required for certain customer contracts or potential contracts; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

                                           ROHN INDUSTRIES, INC. AND SUBSIDIARIES
                                                  Statements of Income
                                           (in thousands except per share data)
                                                       (unaudited)

                                                                 Three Months Ended                   Nine Months Ended
                                                              September 30                        September 30
                                                             ---------------------------         ----------------------------
                                                                  2002           2001                  2002           2001
                                                             ------------   ------------         -------------   ------------
Net Sales                                                         25,843         53,407                87,048        197,203
Cost of Products Sold                                             25,893         44,805                83,350        158,769
                                                             ------------   ------------         -------------   ------------
Gross Profit                                                         (50)         8,602                 3,698         38,434
                                                                   -0.2%          16.1%                  4.2%          19.5%

Operating Expenses:
    Selling Expense                                                2,996          2,707                 5,737          7,939
    General and Administrative Expense                             2,890          2,977                10,044         11,368
                                                             ------------   ------------         -------------   ------------
Total Operating Expense                                            5,886          5,684                15,781         19,307
                                                                   22.8%          10.6%                 18.1%           9.8%

Operating (Loss) / Income                                         (5,936)         2,918               (12,083)        19,127
                                                                  -23.0%           5.5%                -13.9%           9.7%

Interest Income                                                       72            112                   118            542
Interest Expense                                                     852          1,233                 2,527          2,551
Other Income                                                         170             ----                 170             ----
                                                             ------------   ------------         -------------   ------------

(Loss) / Income Before Taxes                                      (6,546)         1,797               (14,322)        17,118

Income Tax (Benefit) Provision                                    (2,521)           655                (5,514)         6,554
                                                             ------------   ------------         -------------   ------------

(Loss) / Income Before Extraordinary Item                         (4,025)         1,142                (8,808)        10,564
Extraordinary Charge from Early Extinguishment
of Debt, net of Income Tax Benefit of $841                             0              0                     0          1,344
                                                             ------------   ------------         -------------   ------------
Net (Loss) / Income                                               (4,025)         1,142                (8,808)         9,220
                                                             ============   ============         =============   ============

Earnings per Share:
    Basic:
       (Loss) / Income Before Extraordinary Item                   (0.10)          0.03                 (0.21)          0.23
       Extraordinary Charge from Early
       Extinguishment of Debt, Net of Tax Benefit                    ----          0.00                   ----          0.03
                                                             ------------   ------------         -------------   ------------
       Net (Loss) / Income                                         (0.10)          0.03                 (0.21)          0.20
                                                             ============   ============         =============   ============
    Diluted:
       (Loss) / Income Before Extraordinary Item                   (0.10)          0.03                 (0.21)          0.23
       Extraordinary Charge from Early
       Extinguishment of Debt, Net of Tax Benefit                    ----          0.00                   ----          0.03
                                                             ------------   ------------         -------------   ------------
       Net (Loss) / Income                                         (0.10)          0.03                 (0.21)          0.20
                                                             ============   ============         =============   ============

Weighted Average Shares Outstanding:
    Basic                                                         41,230         40,896                41,103         45,635
                                                             ============   ============         =============   ============
    Diluted                                                       41,310         41,428                41,188         46,181
                                                             ============   ============         =============   ============




                                            ROHN INDUSTRIES, INC. AND SUBSIDIARIES
                                                        BALANCE SHEETS
                                                       (In Thousands)

                                                                                        (unaudited)
                                                                                        September 30                December 31,
                                                                                            2002                        2001
                                                                                     ----------------             ---------------
                                                  Assets
                                                  ------
CURRENT ASSETS
--------------
    Cash and cash equivalents                                                                    370                      1,711
    Accounts, notes and other receivables, less allowance for doubtful
     accounts of $2,384 in 2002 and $3,172 in December 2001                                   22,709                     39,006
    Inventories                                                                               22,665                     31,579
    Prepaid income taxes                                                                       5,506                      2,835
    Current deferred income taxes                                                              5,786                      5,370
    Prepaid expenses                                                                           1,370                      1,087
                                                                                     ----------------             --------------
       TOTAL CURRENT ASSETS                                                                   58,406                     81,588
                                                                                     ----------------             --------------

    Plant and equipment, net                                                                  40,003                     43,118
    Other assets                                                                               4,736                      5,326
    Long term assets of discontinued operations                                                2,086                      2,086
                                                                                     ----------------             --------------

           TOTAL ASSETS                                                                      105,231                    132,118
                                                                                     ================             ==============


                                   LIABILITIES AND STOCKHOLDERS' EQUITY
                                   ------------------------------------

CURRENT LIABILITIES
-------------------
    Current portion of long term debt                                                         37,415                      6,000
    Accounts payable                                                                          12,840                     12,911
    Accrued liabilities and other                                                              8,354                     12,251
    Deferred revenue                                                                             606                      2,074
    Liabilities of discontinued operations                                                       119                        168
                                                                                     ----------------             --------------
       TOTAL CURRENT LIABILITIES                                                              59,334                     33,404
                                                                                     ----------------             --------------

OTHER LIABILITIES
-----------------
    Long Term Debt and other obligations                                                           0                     44,320
    Nonpension post retirement benefits                                                        4,353                      3,854
                                                                                     ----------------             --------------

       TOTAL LIABILITIES                                                                      63,687                     81,578
                                                                                     ----------------             --------------

STOCKHOLDERS' EQUITY
--------------------
    Common Stock, $0.01 par value - 80,000 shares authorized                                     412                        412
       40,889 in  September 2002 and 40,799 were issued and outstanding and December  2001
    Capital Surplus                                                                           13,920                     13,731
    Retained earnings                                                                         31,198                     40,249
    Comprehensive income/(expense)                                                            (1,483)                      (976)
    Less:  Treasury stock, 380 and 430 shares in September 2002 and
           December 2001, at cost                                                             (2,384)                    (2,691)
           Unearned portion of restricted stock                                                 (119)                      (185)
                                                                                     ----------------             --------------
       TOTAL STOCKHOLDERS' EQUITY                                                             41,544                     50,540
                                                                                     ----------------             --------------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        105,231                    132,118
                                                                                     ================             ==============